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                                                                      EXHIBIT 11

                ALL AMERICAN COMMUNICATIONS, INC. & SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS -- EXCEPT PER SHARE AMOUNTS)

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                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                            1997        1996
                                                                           -------     -------
Weighted average number of common shares outstanding.......                 12,098      11,398
Assumed exercise of dilutive options and warrants under the
  modified treasury stock method based on average market
  price....................................................                  1,168         375
                                                                           -------     -------
Weighted average number of common shares and common share
  equivalents..............................................  (B)            13,266      11,773
                                                                           =======     =======
Computation of net income for earnings per share purposes:
Net income.................................................                $ 3,332     $ 2,071
Add: After tax reduction of interest expense for assumed
  reduction of borrowings from aggregate proceeds on
  options and warrants assumed to have been exercised in
  excess of 20% of the outstanding shares under the
  modified treasury stock method...........................                     23          --
                                                                           -------     -------
Net income for per share computation.......................  (A)           $ 3,355     $ 2,071
                                                                           =======     =======
Net earnings per share.....................................  (A) / (B)     $  0.25     $  0.18
                                                                           =======     =======
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